Astea Reports Full Year 2016 and Fourth Quarter Results

Second Consecutive Year of Double Digit Total Revenue Increase for 2016

HORSHAM, Pa., March 31, 2017 /PRNewswire/ -- Astea International Inc. (OTCQB: ATEA), a global provider of service management and mobile workforce solutions, today released its fourth quarter and year-end financial results for fiscal 2016.

"We are very pleased to announce an increase in total revenues for both the fourth quarter and the full year. The increase in the number of new customers acquired last year, from every part of the world, was a great accomplishment for us. The steadily increasing trend in SaaS revenues is encouraging, and we expect to see it continue. We also experienced an uptick in sales and services activity from our existing customer base, which reflects the increasing benefits they are realizing from Astea's enterprise solutions. Amongst our largest customers we are seeing an increased desire to deploy our solutions to new countries and regions as quickly as possible, and given the global nature of these organizations this will fuel our growth for several years to come," stated Zack Bergreen, CEO of Astea International.

Mr. Bergreen added, "We are in an era in which the levels of digital connectivity and industrial automation are exploding, and its pervasiveness is accelerating and heightening expectations for extraordinary service. Organizations that view service as a strategic component of their business now have a strong sense of urgency to create innovative offerings that leverage this connectivity to deliver exceptional customer experiences. As a result, we see more forward-thinking enterprises turning to Astea as their partner and platform of choice, and a critical component of their overall service strategy. This thinking is also reflected amongst our current client base who have long looked to Astea as their service technology partner to make this innovation a reality, to help them outpace their competition, and to enable their operations to deliver service that is a true differentiator. We fully expect that an increasing percentage of the market will realize that the comprehensiveness of our offering is not only unique, but a necessary ingredient for them to compete—balancing the ability to service increasingly complex and demanding customers with their own need to operate more effectively and efficiently. Astea's ongoing commitment to innovation, full life-cycle service management, and laser-focused sales and marketing will propel our on-going success."

For the quarter ended December 31, 2016, Astea reported revenues of $9.1 million compared to revenues of $5.3 million for the same period in 2015. Net income to shareholders for the quarter was $2.0 million or $0.52 per share, compared to net loss to shareholders of ($2.1 million) or ($0.59) per share for the same period in 2015. For the 2016 fiscal year, the Company reported revenues of $25.8 million compared to revenues of $23.0 million for 2015. The net loss available to shareholders was ($0.9) million or ($.03) per share in 2016, compared to a net loss to shareholders ($4.4 million) or ($1.32) per share for the same period in 2015.

Rick Etskovitz, CFO of Astea International stated, "Total revenues increased 12% in 2016 compared to 2015. We are proud that we achieved double-digit revenue growth for two consecutive years. We expect to maintain this positive trend into 2017. As noted in the financial tables below, Adjusted EBITDA was ($0.8) for the fourth quarter of 2016 compared to breakeven for the same quarter last year. For the year end December 31, 2016, Adjusted EBITDA was ($2.0) million compared to $1.3 million in 2015."

Outlook
Mr. Bergreen concluded, "As companies aggressively implement strategies to drive service revenues, reduce costs and optimize the customer experience, they need a solution that mirrors the way they think and adapt to these dynamic environments. We remain committed to providing innovative capabilities that give companies greater control and flexibility to modify and extend the Astea Alliance platform into the critical areas of their business both today and into the future. Looking ahead for 2017, we will be introducing a vast number of innovations that will further catapult our technology far past any of our competitors. Our solution suite remains a compelling platform for large, complex and often multi-national organizations that have diverse, complex requirements for achieving their service and corporate objectives. We are inspired by our recent performance and energized by our unique place in the market and the opportunities it will provide for us moving forward."

Conference Call Information
Astea will host a conference call that will be broadcast live over the Internet on Friday, March 31, 2017 at 4:30pm ET to discuss the Company's fourth quarter and full year 2016 financial results. Investors may access the call from the Company's Web site at http://www.astea.com/en/about-us/investors/page.aspx. To listen to the live call via the telephone, please call 1-800-862-9098. For calls from outside North America, please dial 1-785-424-1051. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2017 Astea International Inc. Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

Forward-looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. These and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), including but not limited to the Company's Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

Use of Non-GAAP Financial Results
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the Company's earnings release contains Non-GAAP financial measures. The Company's management believes the Non-GAAP financial information provided in this release is useful to investors' understanding and assessment of the Company's on-going core operations and prospects for the future. Management also uses both GAAP and Non-GAAP information in evaluating and operating business internally and as such deemed it important to provide all this information to investors. The Non-GAAP financial measures disclosed by the Company should not be considered in isolation or as a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. Reconciliations between GAAP measures and Non-GAAP measures are provided later in this press release.

Financial Tables Follow

Astea International Inc.
Adjusted EBITDA
Reconciliation of Reported Net Income (Loss) to EBITDA plus Change in Deferred Hosting, Change in Deferred Professional Services- Hosting and Capitalized Software Development Cost
($ in '000's)

	Quarter Ending		Year Ending
	12/31/2016	12/31/2015	12/31/2016	12/31/2015
Net loss, as reported	2,005	(1,985)	410	(4,366)

Add back:
Interest expense	37	42	113	159
Income taxes	7	(358)	37	(311)
Depreciation and amortization	803	531	2,403	3,924

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)	2,852	(1,770)	2,963	(594)

Increase (decrease) in deferred hosting	(849)	529	(849)	1,502
Increase (decrease) in deferred professional services - hosting	(2,230)	387	(1,190)	1,255
Capitalized Software development cost	(616)	(684)	(2,939)	(2,407)
Goodwill Impairment	-	1,538	-	1,538

Adjusted EBITDA	(843)	-	(2,015)	1,294

CONTACT: Rick Etskovitz, Chief Financial Officer, Astea International Inc., 215-682-2500, retskovitz@astea.com